UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2020

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001‑11350 (Commission File Number)	59‑0483700 (IRS Employer Identification No.)
	1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)
Registrant’s telephone number, including area code: (386) 274‑2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
COMMON STOCK, $1.00 PAR VALUE PER SHARE	CTO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 3, 2020, Consolidated-Tomoka Land Co., a Florida corporation (the “Company”), completed the exchange and issuance of $57.359 million aggregate principal amount of its 3.875% Convertible Senior Notes due 2025 (the “New Notes”) for $57.359 million aggregate principal amount of its 4.50% Convertible Senior Notes due 2020 (the “4.50% Convertible Notes”) pursuant to separate privately-negotiated exchange agreements (the “Exchange Agreements”) between the Company and certain holders of its outstanding 4.50% Convertible Senior Notes (the “Exchange”).  Concurrently with the Exchange, the Company issued and sold $17.641 million aggregate principal amount of the New Notes pursuant to privately negotiated purchase agreements (the “Purchase Agreement”), by and between the Company and the certain investors named therein (the “Private Placement” and, together with the Exchange, the “Transactions”).  As a result of the Transactions there is a total of $75 million of outstanding New Notes.

The Company used approximately $5.9 million of the proceeds from the Private Placement to repurchase approximately $5.9 million of the 4.50% Convertible Senior Notes. The remaining $11.7 million of net proceeds from the Private Placement will be used to repay at maturity on March 15, 2020 approximately $11.7 million aggregate principal amount of the 4.50% Convertible Notes that remain outstanding.

The New Notes will be senior unsecured obligations of the Company, bear interest at a rate equal to 3.875% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2020 and will mature on April 15, 2025 (the “Maturity Date”), unless earlier converted or repurchased. The Company will not have the right to redeem the New Notes prior to maturity and no sinking fund is provided for the New Notes. The Company may settle conversions in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election.

The conversion rate will initially equal 12.7910 shares of common stock per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $78.18 per share of common stock, representing an approximate 20% conversion premium to the $65.15 closing sale price of the Company’s common stock on the NYSE American on January 29, 2020. The conversion rate will be subject to adjustment upon the occurrence of certain specified events. In addition, following certain corporate events that occur prior to the Maturity Date, the Company will increase the conversion rate for a holder who elects to convert its New Notes in connection with such a corporate event in certain circumstances.

If the Company undergoes a fundamental change (as defined in the Indenture (as defined below)), holders may require the Company to repurchase for cash all or any portion of their New Notes at a fundamental change repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The New Notes were issued under an indenture, dated as of February 3, 2020, between the Company and U.S. Bank National Association, as trustee (the “Indenture”).

The New Notes and the common stock issuable upon conversion of the New Notes, if any, were offered and sold in a private offering that was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The New Notes sold pursuant to the Purchase Agreements were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(a)(2).The New Notes and the common stock issuable upon conversion of the New Notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the New Notes and the common stock issuable upon conversion of the New Notes, if any, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes exchanged pursuant to the Exchange Agreements were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(a)(2).

Copies of the Indenture and the form of the New Notes are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture and the form of the New Notes.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 3.02Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated herein by reference into this Item 3.02.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

4.1	3 Indenture related to the.875% Convertible Senior Notes due 2025, dated as of February 3, 2020, between Consolidated-Tomoka Land Co. and U.S. Bank National Association as trustee

4.2	Form of 3.875% Convertible Senior Note due 2025 (included with Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2020	Consolidated-Tomoka Land Co.

	By:	/s/ Mark E. Patten
Mark E. Patten
Senior Vice President and Chief Financial Officer

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